Exhibit 4.1

FORM OF

WARRANT AGREEMENT

Dated as of [•]

between

PRIMO WATER CORPORATION

and

Wells Fargo Bank, National Association,

as Warrant Agent

Warrants for
Common Stock

 i

3.6	Reliance on Documents.	9
3.7	Validity of Agreement.	9
3.8	Instructions from Company.	9
3.9	Proof of Actions Taken.	9
3.10	Compensation.	10
3.11	Indemnity.	10
3.12	Legal Proceedings.	10
3.13	Identity of Transfer Agent.	10
3.14	Company to Provide and Maintain Warrant Agent.	11
3.15	Resignation and Removal.	11
3.16	Company to Appoint Successor.	11
3.17	Successor to Expressly Assume Duties.	11
3.18	Successor by Merger.	12
ARTICLE IV MISCELLANEOUS		12
4.1	Notices.	12
4.2	Supplements and Amendments.	12
4.3	Successors.	12
4.4	Governing Law; Jurisdiction.	12
4.5	Benefits of this Agreement.	13
4.6	Counterparts.	13
4.7	Table of Contents; Headings.	13
4.8	Severability.	13
4.9	Availability of Agreement.	13
4.10	Saturdays, Sundays, Holidays, etc.	13
4.11	Definitions.	13

ii

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), is made and dated as of [•], 2016, between Primo Water Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association., a national banking association, organized under the laws of the United States of America , as warrant agent (the “Warrant Agent”). Capitalized terms used in this Agreement and not otherwise defined herein are defined in the Merger Agreement (as defined below).

RECITALS

A.     WHEREAS, the Company, Primo Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Glacier Water Services, Inc., a Delaware corporation (“Glacier”), and David Shladovsky, as Stockholder Representative, entered into an Agreement and Plan of Merger, dated as of October 9, 2016 (the “Merger Agreement”), pursuant to which Merger Sub has been or will be merged with and into Glacier through consummation of the Merger, the result of which will include Glacier being a wholly-owned subsidiary of the Company;

B.     WHEREAS, in partial consideration of the Merger and other transactions contemplated by the Merger Agreement, the Company has agreed to issue warrants (each, a “Warrant” and collectively, the “Warrants”) to purchase up to an aggregate of Two Million (2,000,000) shares (each, a “Warrant Share” and collectively, the “Warrant Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), to the stockholders of Glacier, the former holders of Stock Options and the Minority Common Unit Holders as provided herein;

C.     WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, replacement, cancellation and exercise of the Warrants; and

D.     WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which the Warrants shall be issued and exercised and the respective rights and obligations of the Company, the Warrant Agent and the registered owners of the Warrants (each, a “Holder” and collectively, the “Holders”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the Company and the Warrant Agent agree as follows:

ARTICLE I
ISSUANCE AND EXERCISE OF WARRANTS

1.1            Form of Warrant. Each Warrant shall be evidenced by a certificate substantially in the form attached hereto as Exhibit A (each, a “Warrant Certificate” and collectively, “Warrant Certificates”). Each Warrant Certificate shall have such insertions as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as may be required to comply with this Agreement, any applicable law or any rule of any securities exchange on which the Warrants may be listed. Each Warrant Certificate shall be executed on behalf of the Company by its Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer or one of its Executive Vice Presidents, under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrant Certificates may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

1.2           Countersignature of Warrants. Each Warrant Certificate shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) by manual or facsimile signature and shall not be valid for any purpose unless and until so countersigned. Warrant Certificates may be countersigned and delivered, notwithstanding the fact that the persons or any one of them who countersigned the Warrants shall have ceased to be proper signatories prior to the delivery of such Warrants or were not proper signatories on the date of this Agreement. Each Warrant Certificate shall be dated as of the date of its countersignature by the Warrant Agent. The Warrant Agent’s countersignature shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement.

1.3           Exercise Number; Exercise Price. Each Warrant initially entitles its Holder to purchase from the Company [•] (the “Exercise Number”) of a Warrant Share for an exercise price per Warrant of $[•] (the “Exercise Price”). The Exercise Number and the Exercise Price are subject to adjustment as provided in Article II, and all references to “Exercise Number” and “Exercise Price” in this Agreement shall be deemed to include any such adjustment or series of adjustments.

1.4            Term of Warrants. All or a portion of the Warrants are exercisable by the applicable Holder at any time and from time to time on or after the date of this Agreement until 5:00 p.m., Eastern Standard Time, on the five (5)-year anniversary of the date of this Agreement (the “Expiration Date”).

1.5           Vesting; Exercise of Warrants. A Warrant shall become exercisable as follows: (i) on the date that is 180 days following the date of this Agreement, up to 33% of such Warrant may be exercised; (ii) on the date that is 270 days following the date of this Agreement, up to an additional 33% of such Warrant may be exercised; and (iii) on the date that is 365 days following the date of this Agreement, up to an additional 34% of such Warrant may be exercised, such that, on the date that is 365 days following the date of this Agreement, 100% of such Warrant may be exercised. A Warrant may be exercised by surrender of the Warrant Certificate evidencing such Warrant to be exercised and by delivery to the Warrant Agent (or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Holders pursuant to Section 4.1) a notice of exercise in the form attached hereto as Exhibit B (a “Notice of Exercise”), duly completed and signed, which signature shall be guaranteed by a member of a recognized guarantee medallion program, together with payment of the Exercise Price for the Warrant Shares thereby purchased in accordance with Section 1.6. As promptly as practicable after receiving a Notice of Exercise, the Warrant Agent shall notify the Company.

1.6           Payment of Exercise Price. Payment of the aggregate Exercise Price for all Warrant Shares purchased may be made, at the option of the applicable Holder, either (a) by certified check payable to the Warrant Agent or (b) by delivering a written direction to the Warrant Agent that such Holder desires to exercise the Warrants pursuant to a “cashless exercise,” in which case such Holder will receive a number of Warrant Shares that is equal to the aggregate number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares that have an aggregate Market Price on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price for such Warrant Shares. For the avoidance of doubt, if Warrants are exercised such that the aggregate Exercise Price would exceed the aggregate value (as measured by the Market Price) of the Warrant Shares issuable upon exercise, no amount shall be due and payable by such Holder to the Company, and such exercise shall be null and void and no Warrant Shares shall thereupon be issued and the Warrants shall continue in effect.

1.7            Registry of Warrants. The Company or an agent duly appointed by the Company (which initially shall be the Warrant Agent) shall maintain a registry showing the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates. Except as otherwise provided in this Agreement or in the Warrant Certificate, the Company and the Warrant Agent may deem and treat any Person whose name a Warrant Certificate is registered in the registry as the absolute owner of such Warrant Certificate.

1.8           Exchange of Warrant Certificates. Each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates of like tenor and representing the same aggregate number of Warrants. Any Holder desiring to exchange a Warrant Certificate or Certificates shall deliver a written request to the Warrant Agent and shall properly endorse and surrender the Warrant Certificate or Certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to such Holder a new Warrant Certificate or Certificates, as so requested, in such name or names as such Holder shall designate.

1.9           Cancellation of Warrant Certificates. If and when any Warrant Certificate has been exercised in full, the Warrant Agent shall promptly cancel and destroy such Warrant Certificate following its receipt from any Holder thereof. Upon exercise of a Warrant Certificate in part and not in full, the Warrant Agent shall issue and deliver or shall cause to be issued and delivered to such Holder a new Warrant Certificate or Certificates evidencing such Holder’s remaining Warrants. The Warrant Agent is hereby irrevocably authorized to countersign and deliver such required new Warrant Certificate or Certificates, and the Company, whenever requested by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent and no one else may cancel and destroy Warrant Certificates surrendered for transfer, exchange, replacement, cancellation or exercise. The Warrant Agent must deliver a certificate of such destruction and cancellation (or, if requested by the Company, the cancelled Warrant Certificates) to the Company. The Company may not issue new Warrant Certificates to replace cancelled Warrant Certificates that have been exercised or purchased by it.

1.10         Fractional Shares. No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon exercise of any Warrants. In lieu of any fractional Warrant Shares that would otherwise be issued to a Holder upon exercise of any Warrants, such Holder shall receive a cash payment equal to the product of the per share Market Price of the Common Stock on the trading day on which such Warrants are exercised and a fraction of a Warrant Share to which such holder would be entitled.

1.11         Lost, Stolen, Destroyed or Mutilated Warrants. Upon receipt by the Warrant Agent of proof reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate and, if requested, an indemnity or bond, the Company shall deliver or shall cause to be delivered, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the same aggregate number of Warrants as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate.

1.12         Transferability and Assignment. At the option of any Holder thereof, the Warrants and all rights under the Warrant Certificate may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the registered Holder or by duly authorized attorney, and one or more new Warrant Certificates shall be made and delivered and registered in the name of one or more transferees, upon surrender in accordance with Section 1.5 and upon compliance with all applicable laws.

1.13         Issuance of Warrant Certificates. When any Holder, transferee of a Holder or other designee of a Holder is entitled to receive a new or replacement Warrant Certificate, whether pursuant to Sections 1.8, 1.9, 1.11 or 1.12, the Company shall issue or shall cause to be issued such new or replacement Warrant Certificate within a reasonable time, not to exceed five (5) business days. The Company shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for the purpose of issuing any new or replacement Warrant Certificates, and the Warrant Agent shall countersign such Warrant Certificates.

1.14         Issuance of Warrant Shares. Upon the exercise of any Warrants, the Company shall deliver or shall cause to be delivered the number of full Warrant Shares to which such Holder shall be entitled, together with any cash to which such Holder shall be entitled in respect of fractional Warrant Shares pursuant to Section 1.10, within a reasonable time, not to exceed five (5) business days. All Warrant Shares shall be issued in such name or names as the exercising Holder may designate and delivered to the exercising Holder or its nominee or nominees.

1.15         Charges, Taxes and Expenses. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates (if any) for Warrant Shares in a name other than that of the registered holder of such Warrants.

1.16         Issued Warrant Shares. The Company hereby represents and warrants that all Warrant Shares issued in accordance with the terms of this Agreement will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by a Holder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to a Holder as of the close of business on the date on which the Warrants were duly exercised, notwithstanding that the stock transfer books of the Company may then be closed or certificates (if any) representing such Warrant Shares may not be actually delivered on such date.

1.17         Reservation of Sufficient Warrant Shares. There have been reserved, and the Company shall at all times through the Expiration Date keep reserved, out of its authorized but unissued Common Stock, solely for the purpose of the issuance of Warrant Shares in accordance with the terms of this Agreement, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company shall supply such transfer agents with duly executed stock certificates for such purposes and shall provide or otherwise make available any cash that may be payable upon exercise of Warrants in respect of fractional Warrant Shares pursuant to Section 1.10. The Company shall furnish such transfer agent with a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 4.1.

1.18         Registration and Listing. The Company shall register or shall cause to be registered any and all Warrant Shares and all the Warrants under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Company shall maintain such registration of such Warrant Shares and all the Warrants. The Company shall ensure that the Warrant Shares and the Warrants may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which such shares of its Common Stock (including the Warrant Shares) are listed or traded.

1.19         No Impairment. The Company will not, and the Company will cause its subsidiaries not to, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Agreement. The Company shall at all times in good faith assist in the carrying out of all provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders.

1.20         CUSIP Numbers. The Company, in issuing the Warrants, may use “CUSIP” numbers (if then generally in use) and, if so, the Warrant Agent shall use “CUSIP” numbers in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.

1.21         Purchase of Warrants by the Company; Cancellation. The Company shall have the right, except as limited by law, other agreements or as provided herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it and the applicable Holder may deem appropriate. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and retired and, for the avoidance of doubt, if the approval of Holders is required to take any action, the Company’s (or any of its subsidiaries’ or Affiliates’) ownership in any Warrants shall not be considered in calculating whether the requisite number of Warrants have approved such action.

1.22         No Rights as Stockholders. A Warrant shall not, prior to its exercise, confer upon its Holder or such Holder’s transferee, in such Holder’s or such transferee’s capacity as a Warrant Holder, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

ARTICLE II
ANTIDILUTION PROVISIONS

2.1           Adjustments and Other Rights. The Exercise Price and the Exercise Number shall be subject to adjustment from time to time as provided by this Article II; provided, however, that if more than one section of this Article II is applicable to a single event, the section shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one section of this Article II so as to result in duplication.

2.2           Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (a) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Exercise Number at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the Exercise Number effective immediately prior to such event by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. In such event, the Exercise Price per share of Common Stock in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Exercise Price by a fraction (i) the numerator of which shall be the Exercise Number immediately prior to such adjustment and (ii) the denominator of which shall be the new Exercise Number determined pursuant to the immediately preceding sentence.

2.3            Rounding of Calculations; Minimum Adjustments. All calculations under this Article II shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Article II to the contrary notwithstanding, no adjustment in the Exercise Price or the Exercise Number shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more, or on exercise of a Warrant if it shall earlier occur.

2.4           Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Article II shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (a) issuing to a Holder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (b) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment, subject to any retroactive readjustment in accordance with Section 2.5(b).

2.5     Other Events; Provisions of General Applicability.

(a)     Neither the Exercise Price nor the Exercise Number shall be adjusted in the event of (i) a change in the par value of the Common Stock or (ii) a change in the jurisdiction of incorporation of the Company.

(b)     In the event that any dividend or distribution described in this Article II is not so made, the Exercise Price and the Exercise Number then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price and the Exercise Number that would then be in effect if such record date had not been fixed.

2.6           Statement Regarding Adjustments. Whenever the Exercise Price or the Exercise Number shall be adjusted as provided in this Article II, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Exercise Number after such adjustment. The Company shall deliver to the Warrant Agent a copy of such statement and shall cause a copy of such statement to be sent or communicated to the Holders pursuant to Section 4.1.

2.7           Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Article II (but only if the action of the type described in this Article II would result in an adjustment in the Exercise Price or the Exercise Number or a change in the type of securities or property to be delivered upon exercise of a Warrant), the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 4.1, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of a Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

2.8           Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article II, the Company shall take any action which may be necessary, including obtaining regulatory or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares that a Holder is entitled to receive upon exercise of a Warrant pursuant to this Article II.

2.9            Adjustment Rules. Any adjustments pursuant to this Article II shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made under this Agreement would reduce the Exercise Price per share of Common Stock to an amount below par value of the Common Stock, then such adjustment in Exercise Price made under this Agreement shall reduce the Exercise Price per share of Common Stock to the par value of the Common Stock.

2.10         Prohibited Actions. The Company agrees that it will not take any action which would entitle a Holder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of the Warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

2.11          Adjustment to Warrant Certificate. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to the Warrant Certificate, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same Exercise Number as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

ARTICLE III
WARRANT AGENT

3.1           Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants and in accordance with the provisions of this Agreement, and the Warrant Agent hereby accepts such appointment.

3.2           Liability of Warrant Agent. The Warrant Agent shall act under this Agreement solely as agent, and its duties shall be determined solely by the provisions of this Agreement. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct or gross negligence.

3.3           Performance of Duties. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty under this Agreement either itself or by or through its attorneys or agents (which shall not include its employees).

3.4           Disposition of Proceeds on Exercise of Warrants. The Warrant Agent shall account as promptly as practicable to the Company with respect to Warrants exercised and shall concurrently pay to the Company all monies received by the Warrant Agent for the purchase of Warrant Shares through the exercise of such Warrants. If the Warrant Agent shall receive any notice, demand or other document addressed to the Company by a Holder with respect to the Warrants, the Warrant Agent shall as promptly as practicable forward such notice, demand or other document to the Company.

3.5           Consultation with Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel to the Company).

3.6           Reliance on Documents. The Warrant Agent will not incur any liability or responsibility for any action taken in reasonable reliance on any notice, written statement, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent, presented or made by the proper party or parties. The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same, except as set forth by the Warrant Agent or as evidenced by action taken by the Warrant Agent.

3.7           Validity of Agreement. The Warrant Agent shall not be responsible for the validity, execution or delivery of this Agreement (except the due execution of this Agreement by the Warrant Agent) or for the validity, execution or delivery of any Warrant (except the due countersignature of such Warrant Certificate by the Warrant Agent), and the Warrant Agent shall not by any act under this Agreement be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, pursuant to this Agreement or any Warrant, when issued, be validly issued, fully paid and nonassessable.

3.8            Instructions from Company.   The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties under this Agreement from the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company, and to make an application to such officers for advice or instructions in connection with its duties, and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in reasonable reliance and in accordance with instructions of any such officer. The Warrant Agent shall not be liable for any action taken by, or omission of any action by, the Warrant Agent in accordance with a proposal included in any such application to such officers on or after the date specified in such application (which date shall not be less than five (5) business days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

3.9            Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action under this Agreement, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company and delivered to the Warrant Agent, and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon any such certificate.

3.10         Compensation. The Company agrees to pay the Warrant Agent in accordance with the fee schedule provided to the Company for all reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement as agreed by the Company and the Warrant Agent from time to time and to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the performance of its duties under this Agreement.

3.11          Indemnity. The Company shall indemnify the Warrant Agent and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the performance of its duties under this Agreement, except as a result of the Warrant Agent’s willful misconduct or gross negligence. The Warrant Agent shall indemnify the Company and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement or which arise out of the Warrant Agent’s willful misconduct or gross negligence; provided, however, that The Warrant Agent’s aggregate liability under this Agreement with respect to, arising from or arising in connection with this Agreement, whether in contract, in tort or otherwise, is limited to and shall not exceed the amounts paid under this Agreement by the Company to the Warrant Agent as fees and charges, and reimbursable expenses. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity.

3.12         Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as warrant agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

3.13         Identity of Transfer Agent. Upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company’s capital stock issuable upon the exercise of the Warrants, the Company shall file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent.

3.14         Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent under this Agreement until all the Warrants have been exercised or cancelled or are no longer exercisable.

3.15         Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective. The Warrant Agent under this Agreement may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective.

3.16         Company to Appoint Successor. If at any time the Warrant Agent shall resign, shall be removed, shall become incapable of acting, shall be adjudged bankrupt or insolvent or shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or the taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, may be appointed by the Warrant Agent or the Warrant Agent may petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent under this Agreement; provided, however, that in the event of the resignation of the Warrant Agent under this Section 3.16, such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent under this Agreement.

3.17         Successor to Expressly Assume Duties. Any successor Warrant Agent appointed under this Agreement shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment under this Agreement, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as the Warrant Agent under this Agreement, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as the Warrant Agent under this Agreement.

3.18         Successor by Merger. Any entity into which the Warrant Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that it shall be qualified as aforesaid.

ARTICLE IV
MISCELLANEOUS

4.1           Notices. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at [•], Attention: [•], or (b) to the Warrant Agent, at its offices at [•]. Each party to this Agreement may from time to time change the address to which notices to it are to be delivered or mailed by notice to the other party. Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the registry of the Warrant Agent.

4.2           Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement that the Company and the Warrant Agent may deem necessary or desirable; provided, however, that no such supplement or amendment to this Agreement shall be made that adversely affects the interests or rights of any of the Holders in any respect. Notwithstanding the foregoing, a supplement or amendment to this Agreement may be made by one or more substantially concurrent written instruments duly signed by the Holders of a majority of the then outstanding Warrants and delivered to the Company; provided, however, that the consent of each Holder affected thereby shall be required for any amendment pursuant to which: (a) the Exercise Price would be increased or the Exercise Number would be decreased (in each case, other than pursuant to adjustments in accordance with Article II) or (b) the time period during which the Warrants are exercisable would be shortened. In determining whether the Holders of the required number of outstanding Warrants have approved any supplement or amendment to this Agreement, Warrants owned by the Company or its controlled Affiliates, if any, shall be disregarded and deemed not to be outstanding.

4.3           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the respective successors and assigns of the Company or the Warrant Agent under this Agreement.

4.4           Governing Law; Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of Delaware, without regard to the choice of Law principles thereof. The parties acknowledge and agree that this Agreement is being executed and delivered in the State of Delaware.

4.5           Benefits of this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement.

4.6            Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The facsimile or electronic “.pdf” transmission or retransmission of any original signed counterpart to this Agreement or any document or agreement contemplated hereby (including any amendment hereto or thereto) shall be deemed to be delivery of an original counterpart thereof for all purposes.

4.7           Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part of this Agreement and shall not modify or restrict any of the terms or provisions of this Agreement.

4.8            Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

4.9           Availability of Agreement. The Warrant Agent shall keep copies of this Agreement and any notices given or received under this Agreement available for inspection by the Holders during normal business hours at its principal office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

4.10         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

4.11         Definitions. As used in this Agreement, the following terms having the meanings ascribed thereto below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of North Carolina or California are authorized or required by law or other governmental actions to close.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Exercise Number” has the meaning set forth in Section 1.3.

“Exercise Price” has the meaning set forth in Section 1.3.

“Expiration Date” has the meaning set forth in Section 1.4.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.

“Glacier” has the meaning set forth in the recitals.

“Holder” and “Holders” has the meaning set forth in the recitals.

“Issue Date” means, with respect to a Warrant Certificate, the date set forth on such Warrant Certificate.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under this Agreement, the Market Price per share of Common Stock shall be deemed to be the Fair Market Value.

“Merger Agreement” has the meaning set forth in the recitals.

“Notice of Exercise” has the meaning set forth in Section 1.5.

“Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock legally available therefor; in each case, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Person” has the meaning given to it in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“trading day” means (i) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (ii) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (x) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (y) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock. The term “trading day” with respect to any security other than the Common Stock shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.

“Warrant” and “Warrants” has the meaning set forth in the recitals.

“Warrant Agent” has the meaning set forth in the preamble.

“Warrant Certificate” and “Warrant Certificates” has the meaning set forth in Section 1.1.

“Warrant Share” and “Warrant Shares” has the meaning set forth in the recitals.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

THE COMPANY:

PRIMO WATER CORPORATION

By:

Name:

Title:

WARRANT AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

[Signature Page to the Warrant Agreement]

EXHIBIT A

COMMON STOCK PURCHASE WARRANTS

[                    ] Warrants to Purchase

[                    ] Shares of Common Stock of

PRIMO WATER CORPORATION

This certifies that, for value received, [•] or registered assigns (the “Holder”), is entitled to purchase from Primo Water Corporation, a Delaware corporation (the “Company”), at any time from 9:00 a.m., Eastern Standard Time, on [•], 201[•] until 5:00 p.m., Eastern Standard Time, on [•], 201[•] (the “Expiration Date”), at an exercise price of $[•] per Warrant (the “Exercise Price”), the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), obtained by multiplying (i) [•] by (ii) the number of Warrants held by the Holder. The number of shares purchasable upon exercise of the Warrants and the Exercise Price are subject to adjustment from time to time as set forth in the Warrant Agreement (as defined below). Capitalized terms not defined in this Warrant Certificate shall have the meaning given thereto in the Warrant Agreement (as defined below). Exercise of the Warrants is subject to vesting as set forth in the Warrant Agreement.

The Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Notice of Exercise on the reverse side hereof duly executed and simultaneous payment of the Exercise Price at the principal office of Wells Fargo Bank, National Association (the “Warrant Agent”). Payment of such price shall be made, at the option of the applicable Holder, either (i) in cash or by certified or official bank check payable to the Warrant Agent or (ii) by delivering a written direction to the Warrant Agent that the Holder desires to exercise Warrants pursuant to a “cashless exercise,” in which case the Holder will receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price. The Exercise Price and the number of shares of Common Stock that may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are subject to modification and adjustment in accordance with the terms of the Warrant Agreement.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of [•], 201[•], by and between the Company and the Warrant Agent (the “Warrant Agreement”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company or at the office of the Warrant Agent.

Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder a new Warrant Certificate in respect of the shares of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder to purchase the same aggregate number of shares of Common Stock as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

A-1

The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof.

The Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [•], 201[•]

PRIMO WATER CORPORATION

By:

Name:

Title:

[Seal]

Countersigned:

as Warrant Agent

By:

Authorized Signature

 A-2

EXHIBIT B

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

To: PRIMO WATER CORPORATION

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant Certificate within for, and to purchase thereunder,                 shares of the common stock, par value $0.001 per share, of Primo Water Corporation (the “Common Stock”), as provided for therein, and tenders herewith payment of the purchase price.

The purchase price shall be paid:

_____     in cash, certified check or official bank check; or

_____          by electing to receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price (as defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price (as defined in the Warrant Agreement).

Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

If in book-entry form:

DEPOSITORY ACCOUNT NUMBER:

NAME OF AGENT MEMBER:

If in definitive/certificated form:

SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE, IF ANY: _________________________________	NAME: _____________________________________ ADDRESS:
SIGNATURE:
NOTE:

The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of the assignee appearing in the Permitted Transfer form below and must be guaranteed by a member of a recognized guarantee medallion program.

B-1

And, if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash.

PERMITTED TRANSFER

(To be executed only upon transfer of Warrant Certificate to the extent such transfer is permissible under the terms of the Warrant Agreement)

For value received, _______________ hereby sells, assigns and transfers unto the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________ attorney, to transfer said Warrant Certificate on the books of Primo Water Corporation, with full power of substitution in the premises.

Dated: ________________, 2016

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant Certificate and must be guaranteed by a member of a recognized guarantee medallion program.

B-2